Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information, Contact
Darrell Lee, CFO/VP
December 3, 2012	763-493-6370 / www.mocon.com

MOCON Expands Board; Names Two New Directors to its Board

MINNEAPOLIS, MN, December 3, 2012 — MOCON, Inc. (NASDAQ: MOCO) today announced that it has expanded its Board of Directors from six to eight directors and that Bradley D. Goskowicz and David J. Ward have joined its Board to fill the two new seats.  Mr. Goskowicz will also initially serve on the compensation committee of the Board, while Mr. Ward will initially serve on the audit committee.

Mr. Goskowicz is currently the Chief Executive Officer of Microbiologics, Inc., a private medical device company that is the leading provider of biomaterials used for quality control in microbiology laboratories in the food, water, pharmaceutical and other markets.  Prior to joining Microbiologics, Inc., Mr. Goskowicz was the Vice President of Marketing and Clinical Site Development at Myocor, Inc., a venture backed, development stage medical device company, and has held senior sales, marketing, and leadership positions with companies such as Johnson & Johnson, Medtronic, Inc. and Thoratec Corporation.

Mr. Ward is currently a General Manager of Cargill Process Optimizers, a provider of technical services and software that assists many of the largest food and beverage companies improve efficiencies worldwide.  Prior to joining Cargill, Mr. Ward was the President, CEO and Director of Braas Company, a distributor of factory automation solutions for discrete manufacturers, and has held senior general management positions with companies such as Emerson Electric and Rosemount Inc.

“We are excited to have these two experienced executives join our Board of Directors.  Each brings a set of skills in a major growth market where our company excels, namely the food packaging and processing industry, and the health care and medical device market.  We look forward to the contribution these gentlemen will make to MOCON’s growth and success,” said Robert L. Demorest, MOCON President and CEO.

About MOCON

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement.  There are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, the integration and performance of Dansensor, competition and technological change, worldwide economic and political stability, setbacks in product development programs, order cancellations, dependence on certain key industries, and other factors set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2011 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON’s shares are traded on the NASDAQ Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.